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                                                               Exhibit 23(i)(2)

                     [Sullivan & Cromwell LLP Letterhead]

                                                             September 27, 2006

Seligman TargetHorizon ETF Portfolios, Inc.,
  100 Park Avenue,
    New York, N.Y. 10017.

Dear Sirs:

       In connection with Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (File Nos. 333-126647 and 811-21788) of Seligman TargetHorizon ETF Portfolios, Inc., a Maryland corporation (the "Company"), which you expect to file under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an indefinite number of shares of capital stock, par value $0.001 per share (the "Shares"), of the series designated as Seligman TargETFund 2035 and Seligman TargETFund 2045 (each, a "Fund"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

       Upon the basis of such examination, we advise you that, in our opinion, the Shares of each Fund have been duly authorized to the extent of 600,000,000 Shares and, when the Amendment referred to above has become effective under the Securities Act and the Shares of a Fund have been issued and sold (a) for at least the par value thereof, (b) so as not to exceed the then authorized number of Shares of such Fund, (c) as contemplated by the Registration Statement and
(d) in accordance with the Company's Articles of Amendment and Restatement, as supplemented by the Articles Supplementary to Articles of Amendment and Restatement, and as authorized by the Board of Directors of the Company, the Shares of such Fund will be validly issued, fully paid and nonassessable.

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Seligman TargetHorizon ETF Portfolios, Inc.

       The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

       Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

       We hereby consent to the filing of this opinion as an exhibit to the Amendment referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                                  Very truly yours,

                                                  /s/ Sullivan & Cromwell LLP

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